American Funds Short-Term Tax-Exempt Bond Fund 333 South Hope Street Los Angeles, CA 90071 Telephone (213) 486-9200 Fax (213) 486-9455

July 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$7,907
Class F1	$208
Class F2	$422
Total	$8,537

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1253
Class F1	$0.0999
Class F2	$0.1281

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	68,653
Class F1	2,907
Class F2	3,652
Total	75,212

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.21
Class F1	$10.21
Class F2	$10.21